Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Enhanced Municipal Credit Opportunities Fund f/k/a Nuveen Dividend Advantage Municipal Fund 3

811-10345


A special meeting of shareholders was held in the offices of Nuveen Investments on November 9, 2015; at this meeting the shareholders were asked to vote to approve an agreement and plan of reorganization, to approve the issuance of additional common shares, to approve a new investment management agreement and to approve a new sub-advisory agreement. The meeting was subsequently adjourned to December 9, 2015, and additionally adjourned to January 11, 2016, February 10, 2016 and March 2, 2016.


The results of the shareholder votes
are as follows:

Common Shares

    Common and Preferred
shares voting together as a class
    Preferred
Shares
To approve an Agreement and
Plan of Reorganization




   For


            22,810
   Against


                  -
   Abstain


                  -
      Total


            22,810




To approve the issuance of
additional common shares in
connection with each Reorganization.




   For
        18,720,392
       18,743,202
                  -
   Against
           2,297,070
         2,297,070
                  -
   Abstain
             510,853
           510,853
                  -
      Total
        21,528,315
        21,551,125
                  -




To approve a New Investment
Management Agreement



   For
    -
        18,737,714

   Against
    -
          2,181,003

   Abstain
    -
             632,408

      Total
    -
        21,551,125





To approve a New Sub-Advisory
Agreement



   For
    -
        18,738,511

   Against
    -
          2,183,733

   Abstain
     -
             628,881

      Total

         21,551,125





Proxy materials are herein incorporated by reference to the SEC filing under Conformed Submission on Form 497 on October
22, 2015, Accession No. 0001193125-15-350920.